Exhibit 99.1
CONFIDENTIAL
August 14, 2007
ACG Holdings, Inc.
100 Winners Circle
Brentwood, TN 37027
Re: Project Victory
Dear Sirs:
Reference is made to that certain letter of intent dated as of July 21, 2007 (the “Letter of Intent”) between Vertis, Inc. or an affiliate thereof (collectively, “Vertis”), and ACG Holdings, Inc. (“ACG”) with respect to the principal terms of a proposed merger between ACG and Vertis or a Vertis affiliate. Capitalized terms used in this letter and not defined in this letter have the meanings used in the Letter of Intent.
The parties hereby agree to extend to August 20, 2007 (a) the time for signing the Definitive Agreement with respect to the Proposed Transaction and (b) the dates specified in Section 7 (Exclusivity) and Section 10 (Termination) of the Letter of Intent. The parties further agree that such date shall be automatically extended for additional one week periods unless either party notifies the other party in writing that it will not extend such date and delivers such notice prior to the end of any such additional one week period.
If you are in agreement with the foregoing, kindly execute the enclosed copy of this letter where indicated below and return the executed copy to me.
Very truly yours,
VERTIS, INC.

By: /s/ Barry Kohn
Name:	Barry Kohn
Title:	VP & CFO

Agreed to and accepted this ___day of August, 2007
ACG HOLDINGS, INC.

By: /s/ Stephen M. Dyott
Name:	Stephen M. Dyott
Title:	Chairman & CEO